Exhibit 99.1

	Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773
38 Corporate Circle
Albany, NY 12203

www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES RESIGNATION OF
JIM LITWAK, PRESIDENT AND CHIEF OPERATING OFFICER

          Albany, NY, February 3, 2010 — Trans World Entertainment (Nasdaq National Market:TWMC) announced today that Jim Litwak, President and Chief Operating Officer, has tendered his resignation, effective February 16, 2010. Robert J. Higgins, Chairman and Chief Executive Officer will take on the responsibilities of the President and Chief Operating Officer. The company is undertaking a search for a new head of merchandising and marketing.

          “We wish Jim all the best and want to thank him for his hard work and effort,” Mr. Higgins said.

          “After 12 years in the entertainment retail space, it is time for me to pursue different avenues and opportunities. My time at Trans World will always be some of the greatest memories of my retail career,” said Mr. Litwak.

          Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, www.secondspin.com and www.suncoast.com.